Exhibit 4(f)

FIFTH SUPPLEMENTAL INDENTURE, dated as of January 17, 2001, among VIACOM INC., a Delaware corporation (the “Company”), VIACOM INTERNATIONAL INC., a Delaware corporation (the “Guarantor”) and CITIBANK, N.A., a national banking association, as successor in interest to State Street Bank and Trust Company and The First National Bank of Boston, trustee (the “Trustee”) to the Indenture, dated as of May 15, 1995, among the Company, the Guarantor and the trustee party thereto, as supplemented by the First Supplemental Indenture, dated as of May 24, 1995, among the Company, the Guarantor and the trustee party thereto, as supplemented and amended by the Second Supplemental Indenture and Amendment No. 1, dated as of December 15, 1995, among the Company, the Guarantor and the trustee party thereto, as supplemented by the Third Supplemental Indenture, dated as of July 22, 1996, among the Company, the Guarantor and the trustee party thereto and as further supplemented by the Fourth Supplemental Indenture (the “Fourth Supplemental Indenture”), dated as of August 1, 2000, among the Company, the Guarantor and the Trustee (as so amended, the “Indenture”).

RECITALS OF THE COMPANY

WHEREAS, Section 901(1) of the Indenture permits supplements thereto without the consent of Holders of Securities to add to the covenants of the Company for the benefit of all or any series of Securities;

WHEREAS, Section 901(4) of the Indenture permits supplements thereto without the consent of Holders of Securities to change any provisions of the Indenture with respect to a series of Securities, where there are no Securities Outstanding which are entitled to the benefit of such provision;

WHEREAS, Section 901(8) of the Indenture permits supplements thereto without the consent of Holders of Securities to make provisions with respect to matters or questions arising under the Indenture, provided that the interests of the Holders of Securities of any series or any related coupons are not adversely affected thereby in any material respect;

WHEREAS, as contemplated by Section 301 of the Indenture, the Company intends to issue and the Guarantor intends to guarantee from time to time a new series of Securities, consisting of the 6.40% Senior Notes due 2006 (the “2006 Senior Notes”) under the Indenture;

WHEREAS, as contemplated by Section 901(8) of the Indenture, the Company is re-opening the two series of Securities established pursuant to the Fourth Supplemental Indenture (such re-opened Securities to be referred to herein as the 7.70% Senior Notes due 2010 (the “2010 Senior Notes”) and the 7.875% Senior Debentures due 2030 (the “Senior Debentures”)) for further issuances of additional Securities of such series;

WHEREAS, as contemplated by Section 301 of the Indenture, the Company wishes to add to the covenants of the Company for the sole benefit of the Holders of the 2006 Senior Notes and to make certain changes to other provisions of the Indenture; and

WHEREAS, as contemplated by Section 901(8) of the Indenture, the Company wishes to amend the Fourth Supplemental Indenture to supplement the terms of the 2010 Senior Notes and the Senior Debentures by including provisions allowing for the issuance of the 2010

Senior Notes and the Senior Debentures in reliance on Rule 144A and Regulation S and for their subsequent exchange for Exchange Notes or Exchange Debentures, as applicable.

NOW, THEREFORE, THIS FIFTH SUPPLEMENTAL INDENTURE WITNESSETH:

For consideration, the adequacy and sufficiency of which are hereby acknowledged by the parties hereto, each party agrees as follows, for the benefit of the other party and for the equal and proportionate benefit of all Holders of the 2006 Senior Notes, the 2010 Senior Notes and the Senior Debentures, as follows:

SECTION 1.                            For the purpose of this Fifth Supplemental Indenture, all terms used herein, unless otherwise defined, shall have the meaning assigned to them in the Indenture, as amended hereby.

SECTION 2.                            The Company shall issue from time to time, and the Guarantor shall guarantee from time to time, (a) 2006 Senior Notes in an aggregate principal amount of $400,000,000, (b) 2010 Senior Notes in an aggregate principal amount of $500,000,000 and (c) Senior Debentures in an aggregate principal amount of $750,000,000.  The form of the 2006 Senior Notes is set forth in Exhibit A hereto.  The forms of the 2010 Senior Notes and the Senior Debentures are set forth in Exhibit B and Exhibit C hereto, respectively, which forms hereby replace the forms of the 2010 Senior Notes and the Senior Debentures set forth in Exhibit A and Exhibit B, respectively, to the Fourth Supplemental Indenture.  The 2006 Senior Notes, 2010 Senior Notes and Senior Debentures shall include the legends set forth on the face of Exhibit A, Exhibit B and Exhibit C hereto, respectively (substantially in the form so set forth), so long as such Securities are Restricted Securities.

SECTION 3.                            The 2006 Senior Notes, 2010 Senior Notes and Senior Debentures offered and sold in reliance on Rule 144A shall be issued initially in the form of one or more permanent global 2006 Senior Notes, permanent global 2010 Senior Notes or permanent global Senior Debentures in registered form, substantially in the form set forth in Exhibit A, Exhibit B and Exhibit C hereto, respectively, (the “U.S. Global 2006 Senior Notes”, the “U.S. Global 2010 Senior Notes” and the “U.S. Global Senior Debentures,” and, collectively, the “U.S. Global Securities”), registered in the name of the nominee of the Depositary, deposited with the Trustee, as custodian for the Depositary, duly executed by the Company and authenticated by the Trustee as provided in Section 303 of the Indenture.  The aggregate principal amount of the U.S. Global Securities may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary or its nominee, in accordance with the instructions given by the Holder thereof, as hereinafter provided.

The 2006 Senior Notes, 2010 Senior Notes and Senior Debentures offered and sold in offshore transactions in reliance on Regulation S shall be issued initially in the form of one or more permanent global 2006 Senior Notes, permanent global 2010 Senior Notes or permanent global Senior Debentures, as the case may be, in registered form, substantially in the forms set forth in Exhibit A, Exhibit B and Exhibit C hereto, respectively, (the “Offshore Global 2006 Senior Notes”, “Offshore Global 2010 Senior Notes”  and the “Offshore Global Senior

Debentures,” collectively, the “Offshore Global Securities”), registered in the name of the nominee of the Depositary, deposited with the Trustee, as custodian for the Depositary, duly executed by the Company and authenticated by the Trustee as provided in Section 303 of the Indenture.  The aggregate principal amount of the Offshore Global Securities may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary or its nominee, as hereinafter provided.

The U.S. Global Securities and the Offshore Global Securities are sometimes referred to herein as the “Global Securities.”

SECTION 4.                            For the sole benefit of the Holders of the 2006 Senior Notes, Section 101 of the Indenture shall be amended by deleting the definitions of “Authorized Newspaper,” “Corporate Trust Office,” “Principal Property,” “Sale and Leaseback Transaction” and “United States Person” and replacing such definitions with the following definitions:

“Authorized Newspaper” means a newspaper, in the English language or in an official language of the country of publication, customarily published on each Business Day, whether or not published on Saturdays, Sundays or holidays, and of general circulation in the place in connection with which the term is used or in the financial community of such place; provided, however, that so long as a series of Securities is listed on the Luxembourg Stock Exchange, Authorized Newspaper solely with respect to such series of Securities shall mean a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxembourg Wort) or, if publication in such newspaper is not practicable, a leading English language daily newspaper with general circulation in Europe, that is published each Business Day in morning editions, whether or not published in Saturday, Sunday or holiday editions.  Where successive publications are required to be made in Authorized Newspapers, the successive publications may be made in the same or in different newspapers in the same city meeting the foregoing requirements and in each case on any Business Day.

“Corporate Trust Office” means the office of the Trustee at which the corporate trust business of the Trustee shall, at any particular time, be principally administered, which office is, at the date of this Indenture, located at Citibank, N.A., 111 Wall Street, 14th Floor, New York, New York, 10005; Attention: Citibank Agency and Trust Services.

“Principal Property” means any parcel of real property and related fixtures or improvements (other than telecommunications equipment, including, without limitation, satellite transponders) owned by the Company or any Restricted Subsidiary and located in the United States, the aggregate book value of which on the date of determination exceeds $1.0 billion, other than any such real property and related fixtures or improvements which, as determined in good faith by the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Subsidiaries, taken as a whole.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property which has been or is to be sold or transferred by the Company or such Person; provided, however, that “Sale and Leaseback Transaction” shall not include such arrangements that were existing on January 17, 2001, or at the time any Person owning a Principal Property becomes a Restricted Subsidiary (whether by acquisition or otherwise, including through merger or consolidation).

“United States Person” means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States Person under any applicable Treasury regulations), any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States Persons have the authority to control all substantial decisions of the trust.  Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States Persons prior to such date that elect to continue to be treated as United States Persons, will also be United States Persons.

SECTION 5.                            For the sole benefit of the Holders of the 2006 Senior Notes, Section 101 of the Indenture shall be amended by adding the following definitions, each in appropriate alphabetical order:

“Agent” means any Transfer Agent, Registrar, co-Registrar, Paying Agent or Authenticating Agent.

“Closing Date” means January 17, 2001.

“Depositary” means, as applicable, either the U.S. Depositary or the Common Depositary.

“Exchange Notes” means any securities of the Company containing terms identical to the 2006 Senior Notes (except that such Exchange Notes shall be registered under the Securities Act and shall not include the restrictions on transfer or any increase in the interest rate) that are issued and exchanged for the 2006 Senior Notes pursuant to the Registration Rights Agreement and the Indenture.

“Exchange Offer Registration Statement” means the Exchange Offer Registration Statement as defined in the Registration Rights Agreement.

“non-United States Person” means a Person who is not a United States Person.

“Participant” means a Person who has an account with a Depositary.

“Registration Rights Agreement” means the Registration Rights Agreement, dated January 17, 2001, between the Company, the Guarantor, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney, Inc. and certain permitted assigns specified therein.

“Registration Statement” means the Registration Statement as defined and described in the Registration Rights Agreement.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Non-U.S. Person” means a person who is not a “U.S. Person” as defined in Regulation S.

“Regulation S U.S. Person” has the meaning assigned thereto in Regulation S.

“Restricted Security” means any 2006 Senior Note that has not been sold in connection with an effective Registration Statement.

“Rule 144A” means Rule 144A under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

SECTION 6.                            For the sole benefit of the Holders of the Senior Notes due 2010 and the Senior Debentures, Section 1 of the Fourth Supplemental Indenture is hereby amended by adding the following definitions, each in appropriate alphabetical order:

“Closing Date” means January 17, 2001.

“Exchange Notes” or “Exchange Debentures” means any securities of the Company containing terms identical to the 2010 Senior Notes or Senior Debentures, as the case may be, (except that such Exchange Notes or Exchange Debentures shall be registered under the Securities Act and shall not include the restrictions on transfer or any increase in the interest rate) that are issued and exchanged for the 2010 Senior Notes or Senior Debentures, as the case may be, pursuant to the Registration Rights Agreement and the Indenture.

“Exchange Offer Registration Statement” means the Exchange Offer Registration Statement as defined in the Registration Rights Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement, dated January 17, 2001, between the Company, the Guarantor, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney, Inc. and certain permitted assigns specified therein.

“Registration Statement” means the Registration Statement as defined and described in the Registration Rights Agreement.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Non-U.S. Person” means a person who is not a “U.S. Person” as defined in Regulation S.

“Regulation S U.S. Person” has the meaning assigned thereto in Regulation S.

“Restricted Security” means any 2010 Senior Note or Senior Debenture that has not been sold in connection with an effective Registration Statement.

“Rule 144A” means Rule 144A under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

SECTION 7.                            For the sole benefit of the Holders of the Senior Notes due 2006, Section 106 shall be amended by deleting clause (1) thereof and replacing such clause (1) in its entirety with the following:

(1)                                 such notice shall be sufficiently given to Holders of Registered Securities (unless otherwise herein expressly provided) (a) if in writing and mailed, first-class postage prepaid, to each such Holder affected by such event, at the address of such Holder as it appears in the Security Register, not earlier than the earliest date, and not later than the latest date, prescribed for the giving of such notice, and (b) for so long as a series of Registered Securities is listed on the Luxembourg Stock Exchange and it is required by rules of the Luxembourg Stock Exchange, publication shall have been made of such notice with regard to such series of Securities in the English language in an Authorized Newspaper.

SECTION 8.                            For the sole benefit of the holders of (i) the 2006 Senior Notes, Sections 305, 305A and 305B of the Indenture are hereby deleted in their entirety and replaced by the following Sections 305, 305A, 305B, 305C, 305D and 305E (the “New Provisions”); and (ii) the 2010 Senior Notes and the Senior Debentures, Section 6 of the Fourth Supplemental Indenture is hereby deleted in its entirety and replaced with the following; provided that references to the 2010 Senior Notes and the Senior Debentures (or any other similar term) contained in the New Provisions shall be deleted from the version of the New Provisions which applies to the 2006 Senior Notes; and provided further, that references to the 2006 Senior Notes (or any other similar term) contained in the New Provisions shall be deleted from the version of the New Provisions which applies to the 2010 Senior Notes and the Senior Debentures:

SECTION 305.  Registrar and Paying Agent.  The Company shall maintain an office or agency in the City of New York where Securities may be presented for transfer or for exchange (the “Transfer Agent”) and for the registration of such transfer or exchange (the “Registrar”, which term shall include acting in the capacity of Transfer Agent), an office or agency in the City of New York where Securities may be presented for payment (the “Paying Agent”) and an office or agency where notices and demands to or upon the Company in respect of the Securities and this Indenture may be served, which shall be in the Borough of Manhattan, The City of New York and, in the event any series of Securities is listed on the Luxembourg Stock Exchange, in Luxembourg with respect to such series.  The Company shall cause the Registrar to keep a register of the Securities and of their transfer and exchange (the “Security Register”).  The Security Register shall be in written form or any other form capable of being converted into written form within a reasonable time.  The Company may have one or more co-Registrars and one or more additional Paying Agents.

The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture.  The agreement shall implement the provisions of this Indenture that relate to such Agent.  The Company shall give prompt written notice to the Trustee of the name and address of any such Agent and any change in the address of such Agent.  If the Company fails to maintain a Registrar, Paying Agent and/or agent for service of notices and demands, the Trustee shall act as such Registrar, Paying Agent and/or agent for service of notices and demands.  The Company may remove any Agent upon written notice to such Agent and the Trustee; provided that no such removal shall become effective until (i) the acceptance of an appointment by a successor Agent to such Agent as evidenced by an appropriate agency agreement entered into by the Company and such successor Agent and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as such Agent until the appointment of a successor Agent in accordance with clause (i) of this proviso.  The Company, any Subsidiary of the Company, or any Affiliate of any of them may act as Paying Agent, Registrar or co-Registrar, and/or agent for service of notice and demands.

The Company initially appoints the Trustee as Registrar, Paying Agent, Authenticating Agent and agent for service of notice and demands and Kredietbank S.A. Luxembourgeoise as Transfer Agent, Paying Agent and agent for service of notice and demands in Luxembourg, at Kredietbank S.A. Luxembourgeoise, 43, Boulevard Royal, L-2955 Luxembourg; Attention: Corporate Trust Department.  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA § 312(a).  If the Trustee is not the Registrar, the Company shall furnish to the Trustee as of each Regular Record Date and at such other times as the Trustee may reasonably request the names and addresses of Holders as they appear in the Security

Register, including the aggregate principal amount of Securities held by each Holder.

SECTION 305A.  Transfer and Exchange.  A Holder may transfer a Security only by written application to the Registrar stating the name of the proposed transferee and otherwise complying with the terms of this Indenture.  No such transfer shall be effected until, and such transferee shall succeed to the rights of a Holder only upon, final acceptance and registration of the transfer by the Registrar in the Security Register.  Prior to the registration of any transfer by a Holder as provided herein, the Company, the Trustee, and any agent of the Company shall treat the person in whose name the Security is registered as the owner thereof for all purposes whether or not the Security shall be overdue, and neither the Company, the Trustee, nor any such agent shall be affected by notice to the contrary.  Furthermore, any Holder of a Global Security shall, by acceptance of such Global Security, agree that transfers of beneficial interests in such Global Securities may be effected only through a book-entry system maintained by the Holder of such Global Security (or its agent) and that ownership of a beneficial interest in the Security shall be required to be reflected in a book-entry.  When Securities are presented to the Registrar or a co-Registrar with a request to register the transfer or to exchange them for an equal principal amount of Securities of other authorized denominations; provided that (i) the Registrar shall register the transfer or make the exchange as requested if its requirements for such transactions are met (including that such Securities are duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Trustee and Registrar duly executed by the Holder thereof or by an attorney who is authorized in writing to act on behalf of the Holder) and (ii) the requirements of Section 305D herein are met.  To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Securities at the Registrar’s request.  No service charge shall be made for any registration of transfer or exchange or redemption of the Securities, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.  Securities presented to Kredietbank S.A. Luxembourgeoise with a request to register the transfer or exchange of such Securities will be forwarded, along with such request, by Kredietbank S.A. Luxembourgeoise to the Registrar.

The Registrar shall not be required (i) to issue, register the transfer of or exchange any Security during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Securities selected for redemption under Article Eleven and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Security so selected for redemption in whole or in part, except the unredeemed portion of any Security being redeemed in part.

SECTION 305B.  Legend on Restricted Securities.  Unless and until a 2006 Senior Note, a 2010 Senior Note or a Senior Debenture is exchanged for an Exchange Note or Exchange Debenture, as the case may be, or sold in connection with an effective

Shelf Registration Statement pursuant to the Registration Rights Agreement, (i) the U.S. Global 2006 Senior Notes, the U.S. Global 2010 Senior Notes and U.S. Global Senior Debentures shall bear the legend set forth on the face of Exhibit A, Exhibit B and Exhibit C hereto, respectively, and (ii) the Offshore Global 2006 Senior Notes, the Offshore 2010 Senior Notes and Offshore Global Senior Debentures shall bear the legend set forth on the face of Exhibit A, Exhibit B and Exhibit C hereto respectively, until (A) at least the 41st day after the Closing Date and (B) receipt by the Company and the Trustee of a certificate substantially in the form of Appendix I hereto.

Except as provided in Section 305D, the Trustee shall not issue any unlegended 2006 Senior Notes, 2010 Senior Notes or Senior Debentures until it has received an Officers’ Certificate from the Company directing it to do so.

SECTION 305C.  Book-Entry Provisions for U.S. Global Securities and Offshore Global Securities.  (a) Each U.S. Global Security and Offshore Global Security initially shall (i) be registered in the name of the Depositary for such U.S. Global Security or Offshore Global Security or the nominee of such Depositary, (ii) be delivered, as applicable, either to the Trustee, as U.S. Depositary, or to the Common Depositary and (iii) bear legends as set forth on the face of the form of the 2006 Senior Note, 2010 Senior Note or Senior Debenture, as the case may be.

Members of, or Participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Security held on their behalf by the Depositary, or the Trustee as its custodian or the Common Depositary, as applicable, or under such Global Security, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Security for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any Security.

(b)                                 Transfers of a Global Security shall be limited to transfers of such Global Security in whole, but not in part, to the Depositary, its successors or their respective nominees, and as further specified in Section 305D.  Transfers of interests in one Global Security to parties who will hold the interests through the same Global Security will be effected in the ordinary way in accordance with the respective rules and operating procedures of the applicable Depositaries and the provisions of Section 305D.  The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” of Euro-clear and the “General Terms and Conditions of Clearstream” and “Customer Handbook” of Cedel S.A. shall be applicable to interests in the Global Securities that are held by Agent Members through Euro-clear and Cedel S.A.

(c)                                  Any beneficial interest in one of the Global Securities that is transferred to a person who takes delivery in the form of an interest in another Global Security will, upon transfer, cease to be an interest in such Global Security and become an interest in such other Global Security and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Security for so long as it remains such an interest.

(d)                                 In connection with any transfer of a portion of the interests in a Global Security to beneficial owners pursuant to paragraph (b) of this Section 305C, the Registrar shall reflect on its books and records the date and a decrease in the principal amount of such Global Security in an amount equal to the principal amount of the interest in such Global Security to be transferred.

(e)                                  In connection with the transfer of the U.S. Global Securities or the Offshore Global Securities, in whole, to beneficial owners pursuant to paragraph (b) of this Section 305C, the U.S. Global Securities or Offshore Global Securities, as the case may be, shall be deemed to be surrendered to the Trustee for cancellation.

(f)                                   The registered holder of a Global Security may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Securities.

(g)                                  The Securities are initially solely issuable as Global Securities.  Registered Securities shall only be transferred to all beneficial owners in exchange for their beneficial interests in a Global Security, if (i) the Depositary with respect to such Global Securities notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security, as the case may be, and a successor Depositary is not appointed by the Company within 90 days of such notice or (ii) an Event of Default has occurred and is continuing and the Registrar has received a request to the foregoing effect from the Depositary or the Trustee.

(h)                                 All Securities issued upon any transfer or exchange of Securities shall be valid, legally enforceable obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Securities surrendered upon such transfer or exchange.

SECTION 305D.  (a)  Transfers to QIBs.  The following provisions shall apply with respect to the registration of any proposed transfer of 2006 Senior Notes, 2010 Senior Notes or Senior Debentures constituting a Restricted Security to a qualified institutional buyer as defined in Rule 144A (a “QIB”):

(i)                                     if the 2006 Senior Notes, 2010 Senior Notes or Senior Debentures to be transferred consist of an interest in the U.S. Global

Securities, the transfer of such interest may be effected through the book-entry system maintained by the Depositary; and

(ii)                                  (A) if the proposed transferor is an Agent Member holding a beneficial interest in the Offshore Global 2006 Senior Notes, Offshore Global 2010 Senior Notes or Offshore Global Senior Debentures, upon receipt by the Registrar of instructions in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Offshore Global 2006 Senior Notes, Offshore Global 2010 Senior Notes or Offshore Global Senior Debentures, as the case may be, in an amount equal to the principal amount of the beneficial interest in the Offshore Global 2006 Senior Notes, Offshore Global 2010 Senior Notes or Offshore Global Senior Debentures to be transferred, and (B) if the proposed transferee is an Agent Member, upon receipt by the Registrar of instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the U.S. Global 2006 Senior Notes, U.S. Global 2010 Senior Notes or U.S. Global Senior Debentures, as the case may be, in an amount equal to the principal amount of the Offshore Global 2006 Senior Notes, Offshore Global 2010 Senior Notes or Offshore Global Senior Debentures to be transferred and the Trustee shall decrease the amount of the Offshore Global 2006 Senior Notes, Offshore Global 2010 Senior Notes or Offshore Global Senior Debentures.

(b)                                 Transfers of Interests in the Offshore Global Securities.  The following provisions shall apply with respect to any transfer of interests in Offshore Global Securities:

(i)                                     until the expiration of the 40-day distribution compliance period within the meaning of Rule 903 of Regulation S, any offer or sale of interests in the Offshore Global Securities shall be made (a) outside the United States (1) in compliance with Rule 903 or 904 under the Securities Act or (2) to a QIB in compliance with Rule 144A and (b) in accordance with all applicable securities laws of the states of the United States or any other applicable jurisdiction;

(ii)                                  prior to the removal of the legend from the Offshore Global Securities pursuant to Section 305B, the Registrar shall refuse to register such transfer unless such transfer complies with this Section 305D, and

(iii)                               after such removal, the Registrar shall register the transfer of any such 2006 Senior Note, 2010 Senior Note or Senior Debenture without requiring any additional certification.

(c)                                  Transfers to Regulation S Non-U.S. Persons at Any Time.  The following provisions shall apply with respect to any transfer of a Restricted Security to a Regulation S Non-U.S. Person:

(i)                                     The Registrar shall register any proposed transfer to any Regulation S Non-U.S. Person if (A) the Security to be transferred is an interest in U.S. Global Securities, (B) the proposed transferor has delivered to the Registrar a certificate substantially in the form of Appendix I hereto and (C) if requested by the Company, the proposed transferee has delivered to the Registrar an opinion of counsel acceptable to the Company that such transfer is in compliance with the Securities Act.

(ii)                                  (A) If the proposed transferor is an Agent Member holding a beneficial interest in U.S. Global 2006 Senior Notes, U.S. Global 2010 Senior Notes or U.S. Global Senior Debentures, as the case may be, upon receipt by the Registrar of (x) the documents, if any, required by paragraph (i) and (y) instructions in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the U.S. Global 2006 Senior Notes, U.S. Global 2010 Senior Notes or U.S. Global Senior Debentures, as the case may be, in an amount equal to the principal amount of the beneficial interest in the U.S. Global Security to be transferred, and (B) if the proposed transferee is an Agent Member, upon receipt by the Registrar of instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Offshore Global 2006 Senior Notes, Offshore Global 2010 Senior Notes or Offshore Global Senior Debentures, as the case may be, in an amount equal to the principal amount of the U.S. Global Securities to be transferred, and the Trustee shall decrease the amount of the U.S. Global Securities.

SECTION 305E.  General.  By its acceptance of any 2006 Senior Notes, 2010 Senior Notes or Senior Debentures bearing the legends set forth on the face of the form of the 2006 Senior Note, 2010 Senior Note or Senior Debenture, as the case may be, each Holder of such a 2006 Senior Note, 2010 Senior Note or Senior Debenture acknowledges the restrictions on transfer of such 2006 Senior Note, 2010 Senior Note or Senior Debenture set forth in the Indenture and in such legends and agrees that it will transfer such 2006 Senior Note, 2010 Senior Note or Senior Debenture only as provided in the Indenture.

The Registrar shall retain, in accordance with its customary procedures, copies of all letters, notices and other written communications received pursuant to this Section 305E.  The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

SECTION 9.                                For the sole benefit of the Holders of the 2006 Senior Notes, Section 307 shall be amended by deleting the first paragraph thereof and replacing such paragraph in its entirety with the following:

(a)          Interest on any Registered Security which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid, in immediately available funds, to the Person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest at the office or agency of the Company maintained for such purpose pursuant to Section 1002; provided, however, that each installment of interest on any Registered Security may at the Company’s option be paid in immediately available funds by transfer to an account maintained by the payee located in the United States.

SECTION 10.                          For the sole benefit of the Holders of the 2006 Senior Notes, Section 501 shall be amended by deleting in subparagraphs (4) and (5) thereunder, the references to the amount $100 million, and replacing such references with the amount $250 million.

SECTION 11.                          For the sole benefit of the Holders of the 2006 Senior Notes, the first paragraph of Section 1007 of the Indenture is hereby deleted and replaced by the following paragraphs:

The Company shall, subject to the exceptions and limitations set forth below, pay as additional interest on the Securities of any series, such additional amounts (the “Additional Amounts”) as are necessary in order that the net payment to be made by the Company or by a Paying Agent on behalf of the Company, of the principal of and interest on a series of Securities to a Holder who is a non-United States Person, after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to such payment, will not be less than the amount provided in the Securities to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

(1)                                  to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the Holder, or a fiduciary, settlor, beneficiary, member or shareholder of the Holder, if the Holder is an estate, trust, partnership or corporation, or a Person holding a power over an estate or trust administered by a fiduciary Holder, being considered as:

(a)  being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;

(b)  having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

(c)  being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

(d)  being or having a “10-percent shareholder” of the Company, as defined in Section 871(h)(3) of the United States Internal Revenue Code or any successor provision thereof; or

(e)  being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2)                                  to any Holder that is not the sole beneficial owner of a Security, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of any Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)                                  to any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States, or otherwise with respect to the status, of the Holder or beneficial owner of such Security (or any beneficiary, settlor, beneficial owner or member thereof), if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party, or by any official interpretation or ruling promulgated pursuant to any of the foregoing, as a precondition to exemption from such tax, assessment or other governmental charge;

(4)                                  to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or by a Paying Agent on its behalf from the payment;

(5)                                  to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6)                                  to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

(7)                                  to any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal of or interest on any Security, if such payment can be made without such withholding by any other Paying Agent on behalf of the Company; or

(8)                                  in the case of any combination of items (1), (2), (3), (4), (5), (6) and (7).

The Securities are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto.  Except as otherwise provided for in this Section 1007 and Section 1101, the Company shall not be required to make any payments with respect to any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

Whenever in this Indenture there is mentioned, in any context, the payment of the principal of (or premium, if any, on) or interest on, or in respect of, any Security of a series or payment of any related coupon or the net proceeds received on the sale or exchange of a Security of a series, such mention shall be deemed to include mention of the payment of Additional Amounts provided for by the terms of such series established pursuant to Section 301 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to such terms and express mention of the payment of Additional Amounts (if applicable) in any provisions hereof shall not be construed as excluding Additional Amounts in those provisions hereof where such express mention is not made.

SECTION 12.                          For the sole benefit of the Holders of the 2006 Senior Notes, Section 1010 of the Indenture is hereby deleted in its entirety and replaced by the following Section 1010:

Section 1010.  Limitations on Liens.

The Company shall not create, assume or suffer to exist any Lien on any of its property or assets, without securing the Securities of any applicable series equally and ratably with (or prior to) such secured Indebtedness; provided, however, that the foregoing shall apply only to Liens which in the aggregate exceed 15% of the Company’s total consolidated assets as of the end of the Company’s most recent accounting period preceding the creation or assumption of any such Lien (reduced by any Attributable Debt with respect to any Sale and Leaseback Transaction permitted under Section 1011 below).  This restriction will not apply to Capitalized Leases or to Indebtedness secured by (a) Liens existing on January 17, 2001, and Liens on property of, or Indebtedness of, any Person at the time such Person becomes a Subsidiary (whether by acquisition or otherwise, including through merger or consolidation), (b) Liens in favor of the Company or a Subsidiary of the Company, (c) Liens existing at the time of acquisition of the assets secured thereby (including acquisition through merger or consolidation) and purchase money Liens, and (d) any extension, renewal or refunding of any Lien referred to in the foregoing clauses (a) through (c), inclusive.

SECTION 13.                          For the sole benefit of the Holders of the 2006 Senior Notes, Section 1101 of the Indenture is hereby deleted in its entirety and replaced by the following Section 1101:

Section 1101.  Optional Redemption.

In the event that as a result of any change in, or amendments to, any laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein) or any change in, or amendments to, an official position regarding the application of such laws, regulations or rulings, which change or amendment is announced or becomes effective thereunder after January 9, 2001, the Company has become or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay, with respect to a series of Securities, any Additional Amounts, the Company may redeem, in accordance with this Article Eleven, all, but not less than all, the Securities of such series at any time at 100% of the principal amount thereof, together with accrued interest thereon, if any, to the Redemption Date (subject to the rights of holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest on the relevant Interest Payment Date).

SECTION 14.                          For the sole benefit of the Holders of the 2006 Senior Notes, a new Section 1108 shall be added to the Indenture and, for the sole benefit of the Holders of the 2010 Senior Notes and Senior Debentures, the Fourth Supplemental Indenture shall be amended to add a new Section 11A which shall add a new Section 1108 to the Indenture as follows:

(a)          Exchange Notes or Exchange Debentures may from time to time be executed by the Company and delivered to the Trustee for authentication and the Trustee shall thereupon authenticate and deliver said Exchange Notes or Exchange Debentures, upon cancellation of an equal amount of Restricted Securities tendered in exchange, upon a Company Order without further action by the Company.

(b)         No exchange of 2006 Senior Notes, 2010 Senior Notes or Senior Debentures for Exchange Notes or Exchange Debentures, as the case may be, shall occur until a Registration Statement shall have been declared effective by the Commission and any 2006 Senior Notes, 2010 Senior Notes or Senior Debentures that are exchanged for Exchange Notes or Exchange Debentures shall be cancelled by the Trustee.

SECTION 15.                          THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS FIFTH SUPPLEMENTAL INDENTURE.

SECTION 16.                          This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

SECTION 17.                          Except as herein amended with respect to the 2006 Senior Notes, 2010 Senior Notes and the Senior Debentures, all applicable terms, conditions and provisions of the Indenture, as supplemented, shall continue in full force and effect and shall remain binding and enforceable in accordance with their respective terms.

IN WITNESS WHEREOF, the parties have caused this Fifth Supplemental Indenture to be duly executed and attested, all as of the day and year first written above.

VIACOM INC.

			By:	/s/ Robert G. Freedline
				Name:	Robert G. Freedline
				Title:	Vice President and Treasurer
ATTEST

By:	/s/ Angeline C. Straka
	Name:	Angeline C. Straka
	Title:	Assistant Secretary

VIACOM INTERNATIONAL INC.

			By:	/s/ Robert G. Freedline
				Name:	Robert G. Freedline
				Title:	Vice President and Treasurer
ATTEST

By:	/s/ Angeline C. Straka
	Name:	Angeline C. Straka
	Title:	Assistant Secretary

CITIBANK, N.A.

By:	/s/ P. DeFelice
Name: P. DeFelice
Title: Vice President

ATTEST

By:	/s/ Nancy Forte
	Name:	Nancy Forte
	Title:	Senior Trust Officer